EXHIBIT 4.5

PRECISION DRILLING CORPORATION
EMPLOYEE SHARE PURCHASE PLAN

(Effective April 1, 2014)

1.           PURPOSE

The purpose of this Employee Share Purchase Plan (the “Plan”) is to encourage full-time U.S. and Canadian employees to accumulate savings on an after-tax basis through ownership of common shares of Precision Drilling Corporation (the “Corporation”).  The Corporation believes the Plan will aid in attracting, retaining and encouraging Employees (as defined below) to acquire a proprietary interest in the Corporation.

2.           DEFINITIONS

2.1         In this Plan, unless the context otherwise requires:

(a)
“Administrative Agent” means Solium Capital Inc. or such other person or company as may from time to time be appointed or designated by the Corporation to administer the Plan and with whom the Corporation enters into a services agreement with respect thereto;

(b)	“Board” means the board of directors of the Corporation;

(c)
“Business Day means a day on which there is trading on the TSX (or, if the Shares are not then listed and posted for trading on the TSX, such other stock exchange on which the Shares are then listed and which had the greatest volume of trading of Shares on that particular day) and, if none, a day that is not a Saturday or Sunday or a statutory holiday in the Province of Alberta;

(d)	“Code” means the United States Internal Revenue Code of 1986, as amended from time to time, and any applicable treasury regulations and other binding regulatory guidance thereunder;

(e)	“Corporation” means Precision Drilling Corporation, a corporation formed under the laws of the Province of Alberta and includes any successor thereto;

(f)	“Eligible Earnings” means the gross basic earnings received by an Employee from the Employer (excluding overtime, all benefits realized from stock options, commissions and all bonuses);

(g)	“Employee” means a permanent, full-time employee of the Employer subject to Canadian federal income taxation under the Tax Act or U.S. federal income taxation under the Code;

(h)	“Employer” means, as the case may be, the Corporation or a Subsidiary of the Corporation;

(i)	“Employer Contribution” means a cash contribution made by the Employer on behalf of a Participant pursuant to Section 6 of the Plan;

(j)	“Open Market” means, in the case of U.S. Participants, the New York Stock Exchange and in the case of non-U.S. Participants, the TSX.

(k)	“Participant” means an Employee who has enrolled in the Plan, and for whom a Personal Account is maintained, in accordance with the provisions of the Plan;

(l)	“Pay Period” means a pay period of an Employee;

(m)	“Personal Account” means the account maintained for record keeping purposes by the Administrative Agent in the name of a Participant for Employer Contributions and Personal Contributions;

(n)	“Personal Contribution” means a cash contribution made by a Participant pursuant to Subsection 5.1 of the Plan;

(o)	“Plan” means this Employee Share Purchase Plan, as may be further amended or varied from time to time;

(p)	“Plan Year” means the fiscal year of the Corporation;

(q)	“Share Purchase Date” means, in respect of each Pay Period, the date on which the Shares are purchased by the Administrative Agent on behalf of the Participants;

(r)
“Shares” means common shares without nominal or par value of the Corporation or any subsequent security to which the Shares have been converted, exchanged or changed as reasonably determined by the Board;

(s)
“Subsidiary” means any corporation, partnership, joint venture or other entity a majority of whose shares or ownership interests normally entitled to vote in electing directors or selecting persons charged with managing the business and affairs of such entity is owned directly or indirectly by the Corporation;

(t)	“Tax Act” means the Income Tax Act (Canada), including the regulations promulgated thereunder, as amended from time to time;

(u)	“TSX” means the Toronto Stock Exchange; and

(v)	“U.S. Participant” means a Participant who is a citizen or permanent resident of the United States of America for the purposes of the Code.

2.2         Unless the context otherwise requires, words importing the singular include the plural and vice versa and words importing a male person include a female person and a corporation and other bodies corporate.

2.3         Captions and headings used in the Plan are included for convenience of reference only and shall not be used in interpreting the provisions of the Plan.

2.4         In the case of Participants who receive their Eligible Earnings in Canadian dollars, all payments and benefits shall be in the lawful currency of Canada.  In the case of Participants who receive their Eligible Earnings in U.S. dollars, all payments and benefits shall be in the lawful currency of the United States.

3.           ELIGIBILITY

3.1         Subject to Section 11.5, any individual who is an Employee shall be eligible to enrol and become a Participant in the Plan at any time after that Employee has completed one year of continuous service with the Employer.

3.2         Notwithstanding any other provision of this Plan, the Employer, in its absolute discretion, shall have the right to refuse any Employee the right of participation or continued participation in the Plan.

3.3         The Corporation shall advise the Administrative Agent of the names of Employees who are eligible to participate in the Plan.

4.           ENROLMENT IN THE PLAN

4.1         To enrol in the Plan, an Employee who is eligible to become a Participant in accordance with the provisions of Section 3 must complete the enrolment procedures prescribed by the Corporation authorizing the Employer to deduct from the Employee’s Eligible Earnings, after taxes, the amount designated by the Employee in accordance with Subsection 5.1 (unless and until such authorization is changed or terminated in accordance with the Plan) and/or direct the payment of such amounts to the Administrative Agent, and agreeing to the terms and conditions of the Plan.

4.2         All funds and Shares acquired by the Administrative Agent pursuant to the Plan are held on behalf of and for the account of the respective individual Participants.

4.3         Upon becoming a Participant in the Plan, each Participant will be deemed to have appointed the Administrative Agent to act on behalf of the Participant for the purposes of the Plan.

5.           PARTICIPANT CONTRIBUTIONS

5.1         A Participant who has elected to make a Personal Contribution and has not suspended contributions may make a Personal Contribution to the Plan for each Pay Period in an amount equal to a percentage of his or her Eligible Earnings which shall be a whole number between 1% and 10%, inclusive, as specified in that Participant’s enrolment notice.  The Employer will deduct from the

Participant’s Eligible Earnings and remit to the Administrative Agent the amount of that Participant’s Personal Contribution as soon as practicable following the end of each  Pay Period.  Until remitted to the Administrative Agent, all payroll deductions for Personal Contributions shall be held on behalf of a Participant by the Employer.  No interest shall be payable on such funds to any Participant.

5.2         A Participant may vary the amount of, or voluntarily suspend, his or her Personal Contributions no more than two times in each Plan Year.

5.3         Any variation or voluntary suspension of Personal Contributions pursuant to Subsection 5.2 will take effect as soon as reasonably possible following the date such notice is provided to the Administrative Agent, in the manner prescribed by the Employer for this purpose.

5.4         Personal Contributions not made during a period of suspension of Personal Contributions may not be accumulated or carried forward for later payment. During a period of suspension of Personal Contributions, a Participant will continue to be a member of the Plan, if enrolled, for all purposes other than the making of Personal Contributions until that Participant’s participation terminates pursuant to Section 11.

5.5         No Personal Contributions may be made by a Participant in any period during which the Participant is not receiving pay/earnings from the Employer or is on a leave of absence (i.e. layoff/furlough) from employment with the Employer.

6.           EMPLOYER CONTRIBUTIONS

The Employer shall make an Employer Contribution to the Plan for the benefit of each Participant in an amount equal to 20% of the Participant’s Personal Contribution made in respect of each Pay Period.

7.           PERSONAL ACCOUNTS

The Administrative Agent shall establish a Personal Account for each Participant and shall record in each Personal Account the amount of all Personal Contributions made by the Participant and all Employer Contributions made for the benefit of the Participant, the number of Shares purchased for that Personal Account with Personal Contributions, the number of Shares purchased for that Personal Account with Employer Contributions, the amount of cash or number of Shares acquired in any other manner for that Personal Account, the amount of cash attributable to each Personal Account and not yet used to purchase Shares and the amount of any expenses allocated to such Personal Account.

8.           INVESTMENT OF FUNDS

8.1         On or as soon as practicable after the end of each Pay Period, the Employer will deposit with the Administrative Agent the aggregate Personal Contributions and Employer Contributions, if any, of all Participants for such Pay Period and advise the Administrative Agent of the amount to be allocated to each respective Participant (including the amount attributable as a Personal Contribution and the amount attributable as an Employer Contribution) in respect of such Pay Period.

8.2         Upon receipt of the funds and the information set forth in Subsection 8.1, the Administrative Agent will record in each Participant’s Personal Account the amount of such Participant’s Personal Contribution and the amount of any Employer Contribution made for the benefit of such Participant.

8.3         Subject to Subsection 8.6, the Administrative Agent shall use all funds received by it from Personal Contributions, Employer Contributions and any cash dividends paid on the Shares held of record by the Administrative Agent to purchase, for and on behalf of the Participants, Shares on the Open Market.  For greater certainty, and notwithstanding any other provision of the Plan, the Administrative Agent shall not use any portion of the funds to acquire Shares from any corporation that does not deal at arm’s length with the Corporation.

8.4         Subject to Subsection 8.6, the Administrative Agent shall, on the Share Purchase Date, purchase such number of whole Shares as will utilize to the greatest extent possible the Personal Contributions from all Participants and all Employer Contributions, if any, from the Employer, received for the applicable Pay Period under the Plan.  Each Participant shall thereupon acquire ownership of the Shares purchased by the Administrative Agent in proportion to such Participant’s Personal Contribution and Employer Contribution made on behalf of such Participant in respect of such Pay Period.

8.5         Subject to Subsection 8.6, the Administrative Agent shall allocate the Shares purchased on each Share Purchase Date on behalf of the Participants, as appropriate, to the Personal Account of each Participant in proportion to the Personal Contribution and Employer Contribution made on behalf of the Participant.

8.6         If, for any reason, the Administrative Agent is unable to purchase a sufficient number of Shares on a Share Purchase Date to utilize all Personal Contributions, Employer Contributions and dividends received during the applicable Pay Period, the Administrative Agent will purchase Shares as they become available on the Open Market and will allocate the Shares so purchased to each of the Participants’ Personal Accounts once the purchase is complete.  Until such time as such funds are used to purchase additional Shares, or are distributed to a Participant upon his or her earlier withdrawal from participation in the Plan, such unused funds will be deposited by the Administrative Agent in a non-interest bearing account with a Canadian chartered bank, trust company or other financial institution approved by the Corporation and the Administrative Agent will record the amount of unused funds attributable to each respective Participant.

8.7         All warrants, options, rights or any other securities (other than Shares), or any dividends of property (other than cash or additional Shares), received by the Administrative Agent in respect of any Shares held pursuant to the Plan shall be sold by the Administrative Agent on behalf of the Participants at a price determined and negotiated in good faith by the Administrative Agent.  The net proceeds from the sale of any such securities or property and any cash dividends, investment income earned and other cash distributions received by the Administrative Agent in respect of Shares held pursuant to the Plan shall be used to purchase additional Shares, subject to Section 8.6, which shall be allocated to each of the respective Participants’ Personal Accounts as to Personal Contributions or Employer Contributions, as the case may be, in proportion to the number of Shares in those Personal Accounts prior to the payment of the dividend or the issue of the warrants, options, rights or other securities.  Any Shares distributed by the Corporation pursuant to a stock dividend to which a

Participant is entitled by virtue of any Shares held for the Participant under the Plan will be retained by the Administrative Agent, and the Administrative Agent will credit such stock dividends to the Personal Account of the Participant during the next Pay Period.

8.8         For the purpose of effecting the purchase and sale of Shares pursuant to this Plan, the Administrative Agent shall utilize brokerage services of one or more brokers designated from time to time by the Employer.  Brokerage commissions, transfer taxes and other charges or expenses relating to the purchase of Shares or other transactions effected in relation to this Plan will be paid by the Corporation.  Brokerage commissions, transfer taxes and other charges, fees or expenses relating to the sale or withdrawal of Shares from the Plan or other transactions effected in relation to sales or withdrawals pursuant to this Plan will be paid by the Participants.

9.           RIGHTS AS SHAREHOLDER; REGISTRATION AND VOTING

9.1         Except as otherwise specifically provided in the Plan, no person shall be entitled to the rights and privileges of Share ownership as a result of participation hereunder until such Shares have been issued to that person.

9.2         Shares purchased or otherwise acquired by the Administrative Agent under the Plan shall be registered in the name of the financial intermediary approved by the Administrative Agent and held for and on behalf of the respective Participants.

9.3         Shares allocated to a Participant’s Personal Account shall, to the extent permitted by law and the constating documents and applicable resolutions of the Corporation, be voted in accordance with the directions, if any, of the Participant.

10.         WITHDRAWALS WHILE A PARTICIPANT

10.1       Except for the limitations imposed or during applicable blackout periods established in accordance with the Corporation’s insider trading policy, as amended from time to time, a Participant may make withdrawals of Shares from his or her Personal Account as set out in this Section 10.

10.2       A Participant may, at any time by sending a notice to the Employer and the Administrative Agent in a manner prescribed by the Corporation, request that:

(a)
definitive certificate(s) representing all or a portion of the Shares in the Participant's Personal Account be issued as directed, in which case the Administrative Agent shall make the necessary arrangements for the issuance and delivery of the certificate(s) representing the Shares to the Participant or as otherwise directed as soon as practicable following receipt of any such notice;

(b)
all or a portion of the Shares in the Participant’s Personal Account be electronically registered in book-entry form as directed, in which case the Administrative Agent shall make the necessary arrangements to have such Shares registered as directed and to deliver or cause to be delivered written confirmation of such registration to the

Participant or as otherwise directed as soon as practicable following receipt of any such notice; or

(c)
all or a portion of the Shares in the Participant's Personal Account be sold and the proceeds distributed to him or her or as directed, in which case the Administrative Agent shall sell such Shares as directed and forward the proceeds (net of any brokerage commissions and sales administration fees) to such Participant or as otherwise directed as soon as practicable following receipt of any such notice.

10.3       The Participant shall be responsible for ensuring compliance with the provisions of the Tax Act and the Code, as applicable, in respect of the tax consequences resulting from any transfer or sale of Shares pursuant to Subsection 10.2.

11.         TERMINATION OF PARTICIPATION

11.1       A Participant’s participation in the Plan will terminate if:

(a)	the Participant ceases to be an Employee for any reason;

(b)	the Participant withdraws all Shares or other funds held in his or her Personal Account;

(c)	the Participant sends a notice of termination to the Administrative Agent in the manner prescribed by the Corporation;

(d)	the Participant breaches Subsection 12.2; or

(e)	the Participant becomes deceased.

11.2       A Participant whose participation in the Plan has terminated as provided in Subsection 11.1 or his or her executors or administrators, as the case may be, may elect to deal with the Shares in the Participant’s Personal Account by completing a notice in the form prescribed by the Employer and filing it with the Administrative Agent following termination of the Participant’s participation in the Plan requesting that:

(a)
definitive certificate(s) representing all of the Shares in the Participant's Personal Account be issued as directed, in which case the Administrative Agent shall make  the necessary arrangements for the issuance and delivery of the certificate(s) representing the Shares to the Participant or to his or her executors or administrators, as the case may be, as soon as practicable following receipt of any such notice;

(b)
all of the Shares in the Participant’s Personal Account be electronically registered in book-entry form as directed, in which case the Administrative Agent shall make the necessary arrangements to have such Shares registered as directed and to deliver or cause to be delivered written confirmation to the Participant or to his or her executors or administrators, as the case may be, of such registration as soon as practicable following receipt of any such notice; or

(c)
all of the Shares in the Participant's Personal Account be sold and the proceeds distributed to him or her or as directed, in which case the Administrative Agent shall sell all such Shares as directed and forward the proceeds (net of any brokerage commissions and sales administration fees) to such Participant or as otherwise directed, or to his or her executors or administrators, as the case may be, as soon as practicable following receipt of any such notice.

11.3       If no notice is filed pursuant to Subsection 11.2 within 90 days after the termination of a Participant’s participation in the Plan, the Participant or his or her executors or administrators, as the case may be, shall be deemed to have elected to request that all of the Shares in the Participant’s Personal Account be sold and the proceeds distributed to the Participant, or to his or her executors or administrators, as the case may be, who shall be responsible for paying any applicable fees in connection therewith.

11.4       The Participant or his or her executors or administrators, as the case may be, shall be responsible for ensuring compliance with the provisions of the Tax Act and the Code, as applicable, in respect of the tax consequences resulting from any transfer or sale or Shares pursuant to Subsections 11.2 or 11.3.

11.5       Any Employee whose participation in the Plan has been terminated pursuant to Section 11.1(c) will not be permitted to enrol and become a Participant in the Plan or entitled to make Personal Contributions again for a period of 2 years following the date of his or her termination notice.

11.6       If any Participant has not made any Personal Contributions during any Plan Year, the Corporation shall have the option to give written notice requiring such Participant to terminate his or her participation in this Plan and forthwith withdraw all Shares from the Plan.  The effective date of such termination shall be the date of the issuance of such notice or any other date specified as such in the notice.

11.7       The provisions of this Section 11 shall be subject to any limitations imposed or applicable blackout period established in accordance with the Corporation’s insider trading policy, as may be amended from time to time.

12.         PROHIBITION OF ASSIGNMENT OF INTEREST

12.1       All rights of participation in the Plan are personal and, to the extent permitted by law, the property administered pursuant to the Plan shall be exempt from attachment, execution, garnishment, registration, or other seizure under any legal, equitable or other process for the debts of any Participant.

12.2       Any right or any interest that any Participant may have in or pursuant to the Plan may not be assigned, transferred, encumbered, or otherwise disposed of by any Participant in whole or in part except as permitted by the Plan.  Any breach of this Subsection 12.2 by a Participant shall result in immediate termination of his or her participation in the Plan, and in such case the value of the

Participant’s Personal Acount shall be distributed to him or her in accordance with the provisions of Section 11.

13.         TAXES

13.1       Unless otherwise provided for in this Plan, each Participant shall be responsible for paying all income tax and other taxes applicable to Employer Contributions and to transactions involving the Shares held by the Administrative Agent on his or her behalf, including, without limitation, any taxes payable on:

(a)	Employer Contributions made for the benefit of the Participant;

(b)	the transfer of Shares to the Participant or a person designated by the Participant, including transfers from a Personal Account;

(c)	the sale or other disposition of the Shares; and

(d)	dividends (whether cash or otherwise) or other distributions paid on the Shares.

13.2       The Administrative Agent or the Employer, as applicable, is authorized to deduct, or cause to be deducted, from any amounts payable to a Participant any amounts which are required to be withheld on account of taxes, and the Administrative Agent or the Employer must remit all amounts deducted in accordance with the Tax Act, the Code and other applicable national, provincial and territorial legislation.

13.3       Following the end of each calendar year, the Administrative Agent shall provide each Participant with tax reporting forms as required in respect of dividend and other investment income earned during such calendar year by such Participant pursuant to the Plan.

13.4       Employer Contributions will be a taxable benefit to a Participant for purposes of the Tax Act and the Code and will be reported as such by the Employer.

13.5       Personal Contributions deposited directly to a Participant’s Personal Account will be subject to income tax withholding and will be reported as employment income by the Employer.

14.         VESTING

All funds and Shares held in the Personal Account of a Participant shall at all times be vested immediately in such Participant.

15.         OFFER FOR SHARES

In the event that, at any time, an offer to purchase is made to all holders of Shares, notice of such offer shall be given by the Administrative Agent or, on direction by the Administrative Agent, the transfer agent for the Shares, to each Participant to enable a Participant to tender his or her Shares should he or she desire to do so.

16.         SUBDIVISION, CONSOLIDATION, CONVERSION OR RECLASSIFICATION

In the event that the Shares are subdivided, consolidated, converted or reclassified by the Corporation, or any action of a similar nature affecting such Shares is taken by the Corporation, then the Shares held by the Administrative Agent for the benefit of the Participants shall be appropriately adjusted.

17.         AMENDMENT OR TERMINATION OF THE PLAN

17.1       The Board or any committee of the Board may at any time and from time to time amend or terminate the Plan in whole or in part. However, the Board or any committee of the Board may not amend or terminate the Plan in a manner that would deprive a Participant of any benefits that have accrued to the date of amendment or termination or that would cause or permit any Shares or cash held pursuant to the Plan or any Personal Contributions or Employer Contributions to revert to or become the property of the Corporation.

17.2       If the Plan is terminated, all Shares and cash belonging to a Participant as shown in the Participant’s Personal Account shall be paid to the Participant or as directed by the Participant within 90 days of the termination of the Plan in accordance with the provisions of Section 11.

18.         ADMINISTRATION

18.1       The Board or any committee of the Board, if applicable, shall have full power and authority to construe, interpret and administer the Plan, including the power to appoint any person or persons to carry out its provisions in conformity with the objectives of the Plan and under such rules as the Corporation may from time to time establish. Decisions of the Corporation shall be final and binding upon the Employees and the Participants.

18.2       The Corporation has entered into a services agreement with the Administrative Agent initially appointed as administrative agent to administer the Plan and keep the records for the Plan.

18.3       The Corporation may from time to time enter into such further agreements with the Administrative Agent or other parties as it may deem necessary or desirable, in its sole discretion, to carry out and implement the Plan.

18.4       The Administrative Agent may from time to time enter into such further agreements with other parties as it may deem necessary or desirable, in its sole discretion, to carry out its responsibilities pursuant to the Plan.

18.5       The Corporation will, upon request, provide a copy of the Plan to all new Participants or make it available on an Internet website maintained by the Corporation.

18.6       Records of the Administrative Agent and the Corporation will be conclusive as to all matters involved in administration of the Plan.

18.7       Except wherein set forth under the terms of this Plan and where proceeds are distributed net of brokerage commissions, sales administration fees and withholding tax, all costs and expenses of administering the Plan, including the compensation of the Administrative Agent will be paid by the Corporation.

18.8       If the Plan requires a notice to be in a form prescribed by the Corporation, then the Corporation must prescribe the form of the notice and may prescribe the manner in which it is to be given including, without limitation, in an electronic form such as the completion of electronic forms on an Internet website maintained by the Corporation or the Administrative Agent.

18.9       Any notice to a Participant from the Corporation or Employer under the Plan to be given in writing may be delivered or sent by email to the email address of the Participant maintained in the internal email system of the Corporation (in which case it is deemed to be given on the first Business Day following the delivery or transmission) or may be sent by mail (in which case it is deemed to have been received on the fifth Business Day following the mailing).

18.10     Any notice from a Participant under the Plan that is not required to be in a form prescribed by the Corporation must be given in writing and delivered or sent by registered mail to the Corporation or Employer. Such notice is not effective until it is actually received by the Corporation.

18.11     No member of the Board shall be liable personally by reason of any contract or other instrument executed by such member or on his or her behalf in his or her capacity as a member of the Board or for any mistake of judgment made in good faith, and the Corporation shall indemnify and hold harmless each member of the Board and each other employee, officer, or director of the Corporation to whom any duty or power relating to the administration or interpretation of the Plan may be allocated or delegated, against all costs and expenses (including counsel fees) and liabilities (including sums paid in settlement of a claim) arising out of any act or omission to act in connection with the Plan, unless arising out of such person’s own fraud or willful misconduct.

19.          REPORTING

On a real-time basis, the Administrative Agent shall furnish to each Participant access on a web-based application to a statement of his or her Personal Account.

20.          FORMS

The  Corporation shall be entitled (acting reasonably) to prescribe or by written notice request that the Administrative Agent prescribe forms from time to time for use in connection with the implementation, administration, variation, termination or restructuring of this Plan or any matters incidental thereto or as referred to in this Plan.

21.          LIMITATION OF RIGHTS OF THE EMPLOYEE

The Plan is a voluntary program on the part of the Corporation and does not constitute an inducement to or condition of the employment of any Employee. Nothing contained in the Plan shall give any Employee, whether a Participant or not, the right to be retained in the service of the

Employer or shall interfere with the right of the Employer to discharge any Employee, whether a Participant or not, at any time. Enrolment in the Plan will not give any Participant or executor, administrator or beneficiary of a Participant any right or claim to any benefit except to the extent provided for in the Plan.

22.          PROFESSIONAL/ADVICE RECOMMENDATION

The Corporation recommends that Participants consult with their professional advisers as to the effects of the provisions of the Tax Act and Code, as applicable, upon individual Participants in relation to the Participant’s participation in this Plan and specific actions taken by a Participant pursuant to this Plan.

23.          MARKET DECLINE LOSS

Neither the Corporation nor the Administrative Agent shall be liable to any Employee or any executor, administrator or beneficiary of a Participant for any loss resulting from a decline in the market value of or the amount (if any) of dividends payable in respect of any Shares purchased or held by or on behalf of the Administrative Agent pursuant to this Plan.  Unless the Corporation shall otherwise agree, a Participant’s entitlement to exercise elections, options or other rights under this Plan shall be suspended during any period in which the Participant is not in compliance with all of the terms and conditions of this Plan.  Without limitation, neither the Corporation nor the Administrative Agent shall be liable to any Employee or any executor, administrator or beneficiary of a Participant for any change in the market price of the Shares or the amount (if any) of dividends payable in respect of Shares between the time a Participant authorizes the purchase or sale of the Shares and the time such purchase or sale takes place.

24.          ADMINISTRATIVE AGENT

24.1        In the event of the resignation of the Administrative Agent, its successor may be appointed by the Corporation in its sole discretion. Any successor Administrative Agent shall be vested with all the powers, rights, duties and immunities of the Administrative Agent hereunder to the same extent as if originally named as the Administrative Agent.  The Board, or any committee of the Board, may elect to terminate the services of the Administrative Agent at any time and for any reason.

24.2        The Corporation assumes no liability or responsibility for the actions, errors or omissions of the Administrative Agent or anyone engaged by such parties to carry on any activities in connection with this Plan.  The Corporation assumes no liability or responsibility for any actions, errors or omissions of the broker referred to in section 8.8.

25.          EXTENSION OF TIME

The Corporation may in its discretion extend any grace or limitation period or any other period required for the doing or the taking of any action pursuant to the terms of this Plan.

26.          RIGHT TO PERFORM ALTERNATE ACTS

Without limiting the foregoing, if it becomes impossible for the Corporation or the Administrative Agent to perform any act specifically and expressly required by this Plan, then the Corporation, with the written approval of the Administrative Agent, may perform such alternative act which most clearly carries out the intent and purpose of this Plan and the Administrative Agent, with the approval of the Corporation, may do likewise.

27.          SEVERABILITY

The invalidity or unenforceability of any provision of the Plan shall not affect the validity or enforceability of any other provision and any invalid or unenforceable provision shall be severed from this Plan.

28.          GOVERNING LAW

The Plan shall be construed and the rights and obligations of the parties under the Plan shall be determined in accordance with the laws of the Province of Alberta and the federal laws of Canada applicable therein.

29.          GOVERNMENT REGULATION

The obligation of the Corporation or Administrative Agent to purchase and distribute Shares shall be subject to all applicable laws, rules, and regulations, and to such approvals by governmental agencies as may be required.  The Corporation shall be under no obligation to offer to sell or to sell, and shall be prohibited from offering to sell or selling, any Shares unless such Shares have been properly registered for sale pursuant to the applicable law or regulation or unless the Corporation has received an opinion of counsel, satisfactory to the Corporation, that such Shares may be offered or sold without such registration pursuant to and in compliance with the terms of an available exemption.  The Corporation shall be under no obligation to register for sale under applicable law any of the Shares to be offered or sold under the Plan.  The Board shall have the authority to provide that all Shares or other securities of the Corporation or any affiliate delivered under the Plan shall be subject to such stop transfer orders and other restrictions as the Board may deem advisable under the Plan, applicable securities laws, or the rules, regulations and other requirements of any securities exchange or inter-dealer quotation service upon which such Shares or other securities are then listed or quoted and any other applicable laws, rules, regulations and other requirements, and, the Board may cause a legend or legends to be put on any certificates of Shares or other securities of the Corporation or any affiliate delivered under the Plan to make appropriate reference to such restrictions or may cause such Shares or other securities delivered under the Plan in book-entry form to be held subject to the Corporation’s instructions or subject to appropriate stop-transfer orders.

30.          EXEMPTION FROM SECTION 409A

It is intended that the Plan shall be exempt from the application of Section 409A of the Code pursuant to the application of the exemption for short-term deferrals set forth in United States

Department of Treasury Regulation Section 1.409A-1(b)(4) and the Plan shall be administered in a manner that is consistent with this intention.  In no event shall the Share Purchase Date with respect to any applicable Pay Period be later than 2 ½ months following the end of the Employee’s taxable year in which the Pay Period begins. If for any reason it is not feasible for Shares to be purchased within this time frame, the Employee’s Personal Contributions for the affected Pay Periods and the Employer Contributions attributable to those Personal Contributions shall be refunded to the Employee, without interest, within 2 ½ months following the end of the Employee’s taxable year in which the Pay Period begins.